Investors Bancorp, Inc. Announces Fourth Share Repurchase Program

SHORT HILLS, N.J., March 1, 2011 /PRNewswire/ -- Investors Bancorp, Inc. (Nasdaq: ISBC) ("Company"), the holding company for Investors Savings Bank ("Bank"), announced today that its Board of Directors approved the Company's fourth share repurchase program which authorizes the repurchase of an additional 10% of the Company's outstanding shares of common stock or approximately 3.9 million shares.  The new repurchase program will commence immediately upon completion of the third repurchase plan of approximately 4.3 million shares of which 785,844 remain available as of December 31, 2010.  Stock purchases would be made from time to time at the direction of the Company, based on stock availability, price and the Company's financial performance.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Savings Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of December 31, 2010 had and eighty two branch offices located throughout northern and central New Jersey, New York and Massachusetts.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms.  Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made.  The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:  Domenick Cama, ISBC, +1-973-924-5105, dcama@isbnj.com